SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant {   }

Filed by a Party other than the Registrant {x}

Check the appropriate box:

{   }      Preliminary Proxy Statement

{   }      Confidential, for Use of the Commission Only (as Permitted by Rule
           14a-6(e)(2))

{   }      Definitive Proxy Statement

{   }      Definitive Additional Materials

{ x }      Soliciting Material Under Rule 14a-12


                            COACHMEN INDUSTRIES, INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THOR INDUSTRIES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                            IF OTHER THAN REGISTRANT)

               Payment of Filing Fee (Check the appropriate box):

{ x }      No Fee required.

{   }      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11:

   1)      Title of each class of securities to which transaction applies:

 ............................................................................

   2)      Aggregate number of securities to which transaction applies:

 .............................................................................

   3) Per unit price or other underlying transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 .............................................................................

   4) Proposed maximum aggregate value of transaction:

 .............................................................................

     Total fee paid:

 .............................................................................

{  }       Fee paid previously with preliminary materials.

{  }       Check box if any part of the fee is offset as provided  by  Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


  1)       Amount Previously Paid:

 .............................................................................

  2)       Form, Schedule or Registration Statement No.:

 .............................................................................

  3)       Filing Party:

 .............................................................................

  4)       Date Filed:

 .............................................................................

                             [THOR INDUSTRIES, INC.]
        419 WEST PIKE STREET, JACKSON CENTER, OHIO 45334 (937) 596 - 6849








          April 27, 2000



          Dear Fellow Coachmen Stockholders:


          Enclosed is Thor's analysis of the planned Coachmen merger.

          We ask you to send Coachmen's Board of Directors a strong message that a merger with Thor is in the best interest of Coachmen shareholders.

          Please vote your proxy to WITHHOLD ALL NOMINEES for directors and AGAINST approval of the 2000 Omnibus Stock Incentive Program.

          Sincerely,





          Wade F. B. Thompson
          Chairman


          Enclosure

                    Thor Industries, Inc.
                    ------------------------------------------------------------

                                                            A Better Alternative
                                                       for Coachmen Shareholders



                                                                      April 2000




                                                          [LOGO] THOR
                                                                ----------------
                                                                INDUSTRIES, INC.

Overview of Offer for Coachmen Shares
--------------------------------------------------------------------------------

o On April 17, 2000 Thor Industries, Inc. made the following offer to the Board of Coachmen Industries, Inc.

     -    Offer Price:        $18.00   per   share  or  $289.6   million   total
                              consideration (1)

     -    Exchange:       60% cash  ($173.8  million)  / 40%  stock  ($115.6
                              million - 4.74 million Thor shares)

     -    Premium:           41.9% (based on COA closing  price of $12 11/16 on
                              4/14/00)

     -    Conditions:         Not subject to financing

     (1) Based on 16,091,391 COA shares outstanding including 531,000 estimated options.

o Offer provides COA shareholders with a substantial premium and the opportunity to continue in the combined enterprise, providing further opportunities for long-term value enhancement

                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.

Update of Offer for Coachmen Shares
--------------------------------------------------------------------------------

                                                               As of:
                                                       ----------------------
($ per COA share)                                      4/17/00         4/26/00
--------------------------------------------------     ---------     ----------

Cash(60%)                                              $10.80          $10.80

Stock(40%)                                              $7.20(1)        $8.10(2)

THO shares / COA shares                                0.2946          0.2946

(fixed common stock exchange ratio, or
 0.7366 THO shares per COA share in an
 all stock exchange)

Total Value of Offer                                   $18.00          $18.90
                                                       ------          ------

(1)  Based on THO closing stock price of $24 7/16 on 4/14/00

(2)  Based on THO closing stock price of $27 1/2 on 4/26/00



                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.

Advantages of a Combination with Thor
--------------------------------------------------------------------------------

o    The advantages of a merger of Coachmen and Thor are significant


                                Industry Leader

The combined company would be the:

o 2nd largest RV builder - Market share (units) increase from estimated 11.3% to 19.7%

o    Largest mid-size bus manufacturer

o    Largest modular housing manufacturer

                                        |
                                        |

                           Increase Shareholder Value

o    Significant cost savings from increased purchasing leverage

o    First-mover advantage in consolidating industry

o    Synergies from complementary products and geographic fit

o    Improved productivity


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.

Heading In Opposite Directions
--------------------------------------------------------------------------------

                          [LOGO] THOR INDUSTRIES, INC.

                                    [UP ARROW]


o    Never had a year in which we lost money

o    Achieved a return on beginning stockholders equity of 22.3% in fiscal 1999

o    Three year diluted EPS compound annual growth rate of 31.0% (1996-1999)

o For last six months, RV sales and income before taxes are up 18.3% and 37.0%, respectively

o Stock price has increased 8.0% from $22 5/8 on 3/31/99 to $24 7/16 on 4/14/00


                                   [LOGO]COA

                                   [DOWN ARROW]

o    Achieved a return on beginning stockholders equity of 14.4% in fiscal 1999

o Diluted EPS has declined from $1.84 in fiscal 1996 to $1.80 in fiscal 1999. EPS declined in both fiscal 1997 and fiscal 1999

o In the second half of 1999, RV income before taxes dropped 32.8% versus 1998 and declined 62.1% in the last quarter

o Stock price has declined 38.1% from $20 1/2 on 3/31/99 to $12 11/16 on 4/14/00 (approximately $120 MM in market value)

                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       4

Heading In Opposite Directions
--------------------------------------------------------------------------------

o Thor's stock consistently has outperformed Coachmen's over the past three years


                                THOR VS COACHMEN
                         DAILY INDEXED PRICE PERFORMANCE
                         APRIL 25, 1997 - APRIL 26, 2000

 [THE FOLLOWING TABLE WAS REPRSENTED AS A LINE CHART IN THE PRINTED MATERIAL.]



                            COA            THO
                            ---            ---

4/25/97                     100            100
8/25/97                    120.16        125.91
12/26/97                   140.73        162.20
4/24/98                    165.32        191.16

8/25/98                    138.71        155.95
12/24/98                   161.29        190.24
4/26/99                    122.18        203.05
8/25/99                    103.63        203.05
12/27/99                    88.31        212.20
4/06/00                    101.21        201.22

COA - Coachmen Industries, Inc.


THO - Thor Industries, Inc.


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       5

Coachmen EPS Trend
--------------------------------------------------------------------------------
o On 4/27/00, COA reported expected first quarter earnings of $0.25 to $0.26 per share


================================================================================

                               Coachmen EPS Trend

================================================================================

        1Q 2000             1Q 1999             Difference         %Difference
        -------             -------             ----------         -----------
         $0.26               $0.43                -$0.17             -39.5%

      LTM 3/31/00         LTM 3/31/99           Difference         %Difference
      -----------         -----------           ----------         -----------
         $1.63               $1.99                -$0.36             -18.1%

       Consensus
        Estimate(1)         1Q 1999             Difference         %Difference
        -----------         -------             ----------         -----------
        $0.30               $0.26                 -$0.04             -13.3%

--------------------------------------------------------------------------------


(1) Consensus estimate as reported by First Call

Improve Operating Efficiencies
--------------------------------------------------------------------------------

o In the twelve months ended 1/31/00 for Thor and 12/31/99 for Coachmen, RV sales were $634.9 million (73% of sales) and $691.1 million (82% of sales), respectively

o    Improve productivity at Coachmen operations


================================================================================
                                          THO vs.          THO            COA
($ in thousands)                            COA          1/31/00        12/31/99
================================================================================
Total Revenue (LTM)                          +2%        $865,826        $847,024

Employees                                   -33%           3,280           4,942

Revenue per Employee                        +54%            $264            $171
--------------------------------------------------------------------------------



o Achieve RV purchasing synergies through increased leverage with vendors, especially in Northern Indiana where we anticipate doubling our purchasing power

                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       7

Pro Forma Financial Information and Assumptions
--------------------------------------------------------------------------------

Aggregate Consideration
  for Stock:

                                   o    $289.6 million

                                        -    16,091,391  COA  shares  (including
                                             533,000 estimated options)

                                        -    $18.00  per  share  purchase  price
                                             (based  on  THO   share   price  on
                                             4/14/00)

Exchange:                          o    60% cash / 40% stock

                                        -    $173.8 million cash

                                        -    $115.6  million stock (4.74 million
                                             Thor shares at 4/14/00)

Purchase Accounting:               o    Goodwill amortized over 20 years

Transaction Costs:                 o    Capitalized and included in goodwill

Cost Savings:                      o    None assumed

Revenue Enhancements:              o    None assumed

Cash Utilized:                     o    Cash at  target  and  $41.1  million  of
                                        acquiror's cash


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       8

Pro Forma Combined Balance Sheets
--------------------------------------------------------------------------------


================================================================================
                                           THO            COA        Pro Forma
($ in thousands)                         1/31/00       12/31/99     Combined(1)
================================================================================

Current Assets                           $202,747      $190,822      $315,623

Fixed Assets, net                         $25,457       $74,678      $100,135

Goodwill                                  $10,996        $4,426       $83,661

Other Assets                              $14,476       $15,840       $28,867

Total Assets                             $253,676      $285,766      $528,285

Current Liabilities                       $71,878       $54,176      $126,054

Long Term Debt                                 $0        $9,889       $96,521

Other Liabilities                          $1,597        $8,055        $9,652

Total Liabilities                         $73,475       $72,120      $232,227

Equity                                   $180,200      $213,646      $296,058

Total Liabilities & Equity               $253,676      $285,766      $528,285
--------------------------------------------------------------------------------
(1) Estimated pro forma combined incorporates assumptions detailed on page 7 and other adjustments as deemed appropriate


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       9

Pro Forma Combined Financial Statements
--------------------------------------------------------------------------------
================================================================================
                                  THO 12 Mos.      COA 12 Mos.      Pro Forma
($000, except per share data)     End 1/31/00      End 12/31/99    Combined (1)
================================================================================
Net sales                          $865,826          $847,024     $1,712,850

Operating expenses                  803,630           797,108      1,600,738
Depreciation                          2,504             9,146         11,650
Amortization                          1,618               127          5,157

Operating Income                     58,074            40,643         95,305

Interest income                       2,695             2,747            527
Interest (expense)                     (172)           (1,829)        (7,894)
Other gain (loss)                    (2,148)            1,962         (2,148)
Other income                            734             1,518          2,252

Income b/f taxes                     59,183            45,041         88,043

Income tax                          (24,492)          (15,539)       (34,882)

Net Income                          $34,691           $29,502        $53,161

Shares Outstanding (000)
     Basic                           12,105(2)             --         16,846(4)
     Options                             55(3)             --             55(3)
     Diluted                         12,160                --         16,901

Latest 12 Months EPS                  $2.85(5)             --          $3.15

Accretion                                                               10.3%
--------------------------------------------------------------------------------

(1) Estimated pro forma combined incorporates assumptions detailed on page 7 and other adjustments as deemed appropriate

(2)  Source:  Thor 10-Q

(3) Source: Thor 10-K, adjusted for repurchase of shares with proceeds from execution of options

(4)  Includes issuance of 4,741 Thor shares (in thousands)

(5)  Based on current diluted shares outstanding


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       10

COA Shareholders Participate in THO Value Enhancement
--------------------------------------------------------------------------------

================================================================================
                                                        THO
                                                   12 mos. end       Pro Forma
                                                       1/31/00       Combined
================================================================================

Latest 12 Months EPS (1)                                 $2.85        $3.15

Closing Stock Price (4/14/00)                           $24.44           --

Implied P/E                                               8.6x         8.6x(2)

Pro Forma Stock Price                                       --       $26.94(3)

Stock Price Accretion                                                 $2.51

% Accretion                                                           10.3%

Total Value Received

   Cash                                                              $10.80
   Pro Forma Stock Value (0.2946 THO shares)                          $7.94(4)
                                                                    -------
   Total                                                             $18.74

COA Pre-Announcement Price (4/14/00)                                 $12.69

Effective Premium to Pre-Announcement COA Price                       47.7%
--------------------------------------------------------------------------------

(1) Based on diluted shares outstanding (from prior page). Incorporates assumptions on page 7 and other adjustments as deemed appropriate

(2)  Assumed that THO P/E remains unchanged

(3)  Based on pro forma estimated EPS and pro forma P/E

(4)  Based on pro forma THO stock price


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       11

Summary
--------------------------------------------------------------------------------

THOR OFFER TO COA SHAREHOLDERS

o    Provides immediate premium to Coachmen shareholders

o    Earnings accretive

o Allows Coachmen shareholders to continue as shareholders in a combined enterprise, providing opportunities for long term value enhancement

o    Creates a more competitive RV operation

WHAT COA SHAREHOLDERS MUST DO

o    Withhold authority to vote for all named director nominees

o    Vote AGAINST approval of Coachmen's 2000 Omnibus Stock Incentive Program

o Use your proxy card to influence Coachmen's Board to complete a friendly merger with Thor


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       12

Forward Looking Statements
--------------------------------------------------------------------------------

This presentation includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from Thor's expectations. Factors which could cause materially different results include, among others, stock price volatility resulting in a lesser or greater price/earnings multiple for the combined company, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in Thor's filings with the Securities and Exchange Commission. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends," or "believes" or the negative of such terms or other comparable terminology.


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.

                                      * * *

--------------------------------------------------------------------------------

The material contained herein and in certain other communications made by or on behalf of Thor may constitute a solicitation. Thor has made a preliminary filing of proxy materials with the Securities and Exchange Commission. Shareholders are advised to read the proxy statement and other documents related to any proxy solicitation by Thor because they contain important information. When completed, a definitive proxy statement and related proxy materials will be mailed to shareholders of Coachmen and will be available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

Thor and certain other persons named below may be deemed to be "participants" (as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended ("Schedule 14A")) in any solicitation. The participants in this solicitation may include the following executive officers of Thor: Wade Thompson and Peter Orthwein. As of the date of this communication, Thor and Peter Orthwein may be deemed the beneficial owner of 466,300 and 300 shares of common stock of Coachmen, respectively, and Mr. Thompson and Mr. Orthwein may be deemed to beneficially own approximately 4,535,930 and 639,100 shares of Thor common stock, respectively.

In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained D.F. King & Co., Inc. ("D.F. King & Co."), BMO Nesbitt Burns Corp. ("BMO Nesbitt Burns") and Barry Vogel to act as advisors.

D.F. King & Co. is a proxy solicitor that may provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders for which it will receive customary compensation. Employees of D.F. King & Co. may communicate in person, by telephone or otherwise with persons who are shareholders of Coachmen.


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.

                                      * * *

--------------------------------------------------------------------------------

BMO Nesbitt Burns is an investment banking firm that provides a range of financial services for institutional and individual clients. In connection with the engagement of BMO Nesbitt Burns as a financial advisor to Thor, Thor anticipates that with respect to any solicitation the following employee of BMO Nesbitt Burns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Coachmen for the purpose of assisting in such proposed solicitation: Steven Knoop. BMO Nesbitt Burns does not believe that it or any of its directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A or that Schedule 14A requires the disclosure of participant information regarding BMO Nesbitt Burns. BMO Nesbitt Burns will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which they are otherwise entitled under the terms of their engagement. Thor has agreed to pay BMO Nesbitt Burns customary compensation for acting as a financial advisor to Thor in this transaction and has agreed to provide BMO Nesbitt Burns and certain persons related to BMO Nesbitt Burns with customary indemnification against certain liabilities, including certain liabilities under the federal securities laws, arising out of this engagement. An affiliate of BMO Nesbitt Burns provides commercial lending services to Thor. In the ordinary course of its business, BMO Nesbitt Burns may trade securities of Coachmen or Thor for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. BMO Nesbitt Burns has informed Thor that, as of the date hereof, it does not hold any shares of common stock of Coachmen for its own account. BMO Nesbitt Burns and/or certain of its affiliates may have voting and dispositive power with respect to certain shares of common stock of Coachmen held in asset management, brokerage and other accounts. BMO Nesbitt Burns and each of its affiliates disclaim beneficial ownership of such shares.

In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained Mr. Vogel as an advisor. In connection with his engagement, Thor anticipates that Mr. Vogel may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Coachmen for the purpose of assisting in the proposed solicitation. Mr. Vogel will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which he is otherwise entitled under the terms of his engagement. Thor has agreed to pay Mr. Vogel a fee as compensation for acting as an advisor to Thor in this transaction. Mr. Vogel and members of his immediate family beneficially own 14,400 shares of common stock of Coachmen.


                                                          [LOGO] THOR
                       ----------------------------------       ----------------
                                                                INDUSTRIES, INC.
                                       15